EXHIBIT (a)(1)(A)
MICRO LINEAR CORPORATION
EXCHANGE OFFER
CERTAIN OUTSTANDING STOCK OPTIONS FOR
NEW STOCK OPTIONS
The exchange offer and withdrawal rights expire at
midnight, U.S. Pacific (San Jose) Time, on Monday, March 27, 2006,
unless the exchange offer is extended.
     Micro Linear Corporation is offering to exchange “eligible options” held by each “eligible employee” for new stock options.
•	“Eligible options” are all outstanding stock options granted under Micro Linear’s 1991 Stock Option Plan and Micro Linear’s 1998 Nonstatutory Stock Option Plan, which we refer to as the “Option Plans.”

•	“Eligible employee” is each person who:
o	holds eligible options;

o	is an employee of Micro Linear on the date this exchange offer is made;

o	continues to be an employee of Micro Linear, and has neither submitted or received a notice of termination, nor has otherwise terminated his or her employment, on the date this exchange offer expires; and

o	is a U.S. resident.
     The commencement date of this exchange offer is Monday, February 27, 2006. We are making this exchange offer upon the terms and subject to the conditions described in this exchange offer and in the related Election Form included with this exchange offer. You are not required to accept this exchange offer. If you choose to tender an eligible option grant in exchange for a new option, you must tender the entire eligible option grant but need not tender other eligible option grants.
     See “Risk Factors” beginning on page 9 for a discussion of risks and uncertainties that you should consider before tendering your eligible options.
     Shares of our common stock are quoted on the Nasdaq National Market under the symbol “MLIN.” On February 24, 2006, the closing price of our common stock as reported by the Nasdaq National Market was $1.53 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the exchange offer.
     You should direct questions about the exchange offer or requests for assistance to Micro Linear Corporation, 2050 Concourse Drive, San Jose, California 95131, Attention: Michael Schradle, Phone: (408) 433-5200, Email: optionexchange@microlinear.com. You should direct questions for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer to Micro Linear Corporation, 2050 Concourse Drive, San Jose, California 95131, Attention: Jenette Jimenez, Phone: (408) 433-5200, Email: optionexchange@microlinear.com.

IMPORTANT
If you wish to tender your eligible options for exchange, you must complete and sign the Election Form and deliver it to Micro Linear so that it is received before 12:00 midnight, U.S. Pacific (San Jose) Time, on Monday, March 27, 2006 (or such later date as may apply if this exchange offer is extended), by one of the following means:
Via Mail or Courier
Micro Linear Corporation
2050 Concourse Drive
San Jose, California 95131
Attention: Jenette Jimenez
Phone: (408) 433-5200
Via Facsimile
Micro Linear Corporation, Jenette Jimenez, Fax No. (408) 432-1237
By Hand of Interoffice Mail
Attention: Jenette Jimenez
Via Email
optionexchange@microlinear.com
You do not need to return your stock option agreements for your eligible options to participate in this exchange offer.
Although our Board of Directors has approved the exchange offer, consummation of the exchange offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of this Exchange Offer”) of this exchange offer. Neither we nor our Board of Directors makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your eligible options in the exchange offer. You must make your own decision whether to tender your eligible options. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this exchange offer.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this exchange offer. Any representation to the contrary is a criminal offense.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

i

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS
The following are answers to some of the questions that you may have about this exchange offer. Micro Linear Corporation, which we refer to in this document as “we,” “us,” the “Company” or “MLIN,” encourages you to carefully read the remainder of this exchange offer and the accompanying Election Form because the information in this summary is not complete and may not contain all of the information that is important to you. Where appropriate, we have included references to the relevant sections of this exchange offer where you can find a more complete description of the topics in this summary.

Q.1.	Why are we making this exchange offer?
We believe the exchange offer is an effective means of recognizing employee contributions to our success and aligning employee and shareholder interests. Stock options have been, and continue to be, a key part of our employee incentive compensation and retention programs. Stock options are designed to motivate and reward employees’ efforts toward MLIN’s growth and success. However, all of our employees hold stock options with exercise prices that exceed the current market price of our common stock. These options are commonly referred to as being “underwater.” Consequently, we believe that these options no longer provide the long-term incentive and retention objectives that they were intended to provide. The exchange offer is intended to address this situation. See Section 2 (“Purpose of this Exchange Offer”) for more information.

Q.2.	What securities are we offering to exchange?
We are offering eligible employees a one-time opportunity to exchange some or all of their eligible options for new options with an exercise price per share equal to an average of the closing prices of the Company’s common stock as reported by the Nasdaq National Market for the 18 consecutive trading days ending immediately prior to the grant date of the new options. We are making this offer upon the terms and subject to the conditions set forth in this exchange offer and in the accompanying Election Form. See Section 1 (“Number of Eligible Options; Eligible Employees; Expiration Date of the Exchange Offer”) for more information.

Q.3.	Who is eligible to participate in the exchange offer?
Each person who:
o	holds eligible options;

o	is an employee of Micro Linear on the date this exchange offer is made;

o	continues to be an employee of Micro Linear, and has neither submitted or received a notice of termination, nor has otherwise terminated his or her employment, on the date this exchange offer expires; and

o	is a U.S. resident
is eligible to participate in the exchange offer.
Additionally, an eligible employee who surrenders his or her eligible options for exchange must also be an employee on the date the new options are granted in order to receive the new options. See Section 1 (“Number of Eligible Options; Eligible Employees; Expiration Date of the Exchange Offer”) for more information.

Q.4.	What are the conditions of this exchange offer?
This exchange offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this exchange offer which are more fully described in Section 6 (“Conditions of this Exchange Offer.”). The exchange offer is not conditioned upon a minimum number of eligible options being tendered or a minimum number of eligible employees participating. If any of the events described in Section 6 (“Conditions of this Exchange Offer”) has occurred, we may terminate, extend or amend this exchange offer at any time prior to the expiration of the exchange offer.

Q.5.	Are there any differences between the new options and the eligible options?
Each new option issued will have substantially the same terms and conditions as the eligible option cancelled in exchange for the new option, except as follows:
o	all new options will have a term of five years;

o	the exercise price per share for each new option will be equal to an average of the closing prices of the Company’s common stock as reported by the Nasdaq National Market for the 18 consecutive trading days ending immediately prior to the grant date of the new options;

o	the new options will be entirely unvested at the date of grant and will generally vest over a two-year period, subject to continued employment through the applicable vesting date; and

o	for certain of our executive officers who elect to participate in the exchange offer, the number of shares of common stock underlying their new options will be less than the number of shares of common stock underlying their eligible options.
See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q.6.	When will the new options vest?
On December 21, 2005, the Company accelerated the vesting of outstanding stock options held by all employees, with the exception of options held by the Company’s executive officers. For further information regarding the acceleration of stock option vesting, please refer to our Current Report on Form 8-K filed on December 23, 2005.
The new options will be entirely unvested at the time of grant and will vest and become exercisable over a two-year period, with 25% of each new option becoming exercisable after six months of continued service following the grant date and 4.167% of each new option becoming exercisable after each month of continued service following the initial six-month period. Except as described in the following paragraph, vesting will cease upon termination of service for any reason. This means that for eligible employees who are continually employed by us during the vesting period, the new options will be fully vested and exercisable 24 months after they are granted, regardless of the vesting schedule that was applicable to the tendered eligible options. The vesting schedule of each new option will apply regardless of whether the tendered eligible options were fully or partially vested. Your vesting and exercise rights are contingent upon you continued employment through the applicable vesting date.
If you are involuntarily terminated, other than for cause, prior to a change in control of the Company and within six months of the grant date of the new options, 25% of each new option will be deemed vested and exercisable as of your termination date. In addition, if as a result of a change in control of the Company the new options are assumed and you are involuntarily terminated other than for cause within 12 months following the change in control, the new options will be fully vested and you will have the right to exercise all of your new options as of the date of your termination.

Q.7.	How many new options will I receive in exchange for my tendered eligible options?
Other than eligible options tendered by our Chief Executive Officer, our Chief Financial Officer and our Vice President, Engineering, the exchange rate in this exchange offer is one-for-one. In other words, if you validly tender eligible options for exchange, and such eligible options are accepted and cancelled, you will receive a new option to acquire the same number of shares of common stock that were subject to your eligible option at the time of the exchange. For example, if you are an eligible employee (other than the Chief Executive Officer, the Chief Financial Officer or the Vice President, Engineering of the Company) and you elect to exchange an eligible option to purchase 1,000 shares of our common stock, you will receive a new option to purchase 1,000 shares of our common stock.
The exchange ratio applicable to eligible options tendered by our Chief Executive Officer is one-for-1.3, and the exchange ratio applicable to eligible options tendered by our Chief Financial Officer and our Vice President, Engineering is one-for-1.1. As a result, each new option issued to our Chief Executive Officer will represent the right to purchase approximately 23% fewer shares than were subject to the tendered eligible option, and each new option issued to our Chief Financial Officer and our Vice President, Engineering will represent the right to purchase approximately 9% fewer shares than were subject to the tendered eligible option. Each of our Chief Executive Officer, Chief Financial Officer and Vice President, Engineering have informed us that they presently intend to participate in this exchange offer.

Q.8.	What will be the per share exercise price of the new options?
The per share exercise price of the new options will be equal to an average of the closing prices of the Company’s common stock as reported by the Nasdaq National Market for the 18 consecutive trading days ending immediately prior to the grant date of the new options. We cannot predict the exercise price per share of the new options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible options. See Section 7 (“Price Range of Common Stock”) for information concerning our historical common stock prices.

Q.9.	When will my new options expire?
Your new options will have a five year term, commencing on the date of the new grant, regardless of the term of the eligible option surrendered.

Q.10.	What happens to my new options if my employment with MLIN is terminated?
Generally, if an eligible employee’s employment with MLIN is terminated, the new options will not continue to vest and any unvested portion of the new options will be cancelled as of the date of termination. Any vested, unexercised portion of the new options will generally be exercisable for 30 days after termination.

Q.11.	What happens if I tender my eligible options and MLIN is later subject to a change of control, such as a merger?
A change of control of MLIN that occurs after the grant date of the new options will be subject to provisions in the new options. Under the provisions of the new options, in the event of a change in control of the Company, the new options either will be assumed or substituted by the successor corporation or the administrator of the Option Plans will provide for you to be fully vested in and have the right to exercise all of your new options for a period of 15 days prior to the consummation of such change in control, after which period any unexercised new options will terminate.

Q.12.	Will my new options be incentive stock options or non-qualified stock options?
If you tender an eligible option grant that was a non-qualified stock option and your eligible option is accepted and cancelled, the new option issued to you will be a non-qualified stock option. If you tender an eligible option grant that was an incentive stock option and your eligible option is accepted and cancelled, the new option issued to you will be an incentive stock option unless federal tax rules limit this characterization. In general, federal tax rules provide that if the fair market of an incentive stock option that is exercisable in a year exceeds $100,000, the excess will be treated as non-qualified stock option. See Section 13 (“Material Tax Consequences”) for more information about non-qualified stock options and incentive stock options.

Q.13.	Must I participate in this exchange offer?
No. Your participation is completely voluntary. If you choose not to participate, you will keep all of your eligible options, you will not receive any new options under the exchange offer and no changes would be made to the terms of your eligible options.

Q.14.	How should I decide whether or not to exchange my eligible options for new options?
MLIN is providing information to assist you in making your own informed decision, but is not making any recommendation as to whether you should or should not participate in the exchange offer. You may seek your own outside legal counsel, accountant or financial advisor for further advice. No one from MLIN is, or will be, authorized to provide you with additional information in this regard. Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q.15.	Why can’t you just grant eligible employees more options?
We designed the exchange offer to avoid the dilution in ownership to our shareholders that would result if we granted eligible employees additional options to supplement their underwater options.

Q.16.	What options are eligible for exchange in this exchange offer?
All outstanding stock options granted under the 1991 Stock Option Plan and 1998 Nonstatutory Stock Option Plan.

Q.17.	How do I find out how many eligible options I have and what their exercise prices are?
The Election Form enclosed with this exchange offer includes a list of your eligible options as of the date of this exchange offer. In addition, you can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by logging onto your E*TRADE account. You may contact Jenette Jimenez at (408) 433-5200 if you have any questions regarding your eligible options or if you encounter difficulty logging onto your E*TRADE account.

Q.18.	Can I exchange options that I have already fully exercised?
No. This exchange offer applies only to outstanding eligible options. An option grant that has been fully exercised is no longer outstanding.

Q.19.	Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?
Yes. If you previously exercised an eligible option grant in part, the remaining unexercised portion of the eligible option grant could be exchanged under the exchange offer.

Q.20.	If I choose to participate in the exchange offer, can I exchange partial eligible option grants?
No. Each new option issued through the exchange offer will only be granted if the eligible option grant is surrendered in whole. You will be able to elect to exchange as few or as many of your eligible option grants as you wish. However, if you elect to exchange an eligible option grant, you must exchange the eligible option grant in full. No partial exchanges will be permitted.
If you attempt to exchange some but not all outstanding options represented by a particular grant, we will reject your tender of that particular grant. Such rejection will not affect any other eligible options that are properly tendered.

Q.21.	Can I exchange both vested and unvested eligible options?
Yes. You can exchange eligible options whether they are vested or unvested. See Question 6 for information on the vesting schedule that will apply to new options and Section 8 (“Source and Amount of Consideration; Terms of New Options”).

Q.22.	What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the new options?
Any eligible employees who are on an authorized leave of absence will be able to participate in this exchange offer. If you tender your eligible options and you are on an authorized leave of absence on the grant date of the new option, you will be entitled to a grant of new options on the grant date as long as eligibility requirements are still met.

Q.23.	What if my employment with MLIN ends before either the expiration date of the exchange offer or the grant date of the new options?
If you have tendered eligible options under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible options for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.
If you have tendered eligible options under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, after the expiration date of the exchange offer but before the grant date for the new options, you will lose all rights to receive any new options and your surrendered eligible options will not be returned to you.
Participation in this exchange offer does not confer upon you the right to remain an employee of MLIN. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of MLIN until the grant date for the new options.

Q.24.	If I participate in this exchange offer, when will I be granted new options?
We will issue new stock option agreements promptly following the date that tendered options are accepted for exchange. The scheduled expiration date of this exchange offer is Monday, March 27, 2006, and we will accept all properly tendered eligible options promptly thereafter, unless we terminate, extend or amend this exchange offer.

Q.25.	Will I owe taxes if I exchange my eligible options in this exchange offer?
The exchange of eligible options for new options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the new options. You should consult your own tax advisor to determine the tax consequences of tendering eligible options pursuant to this exchange offer. See Section 13 (“Material Tax Consequences”) for more information.

Q.26.	What happens if, after the grant date of the new options, my new options end up being underwater?
The exchange offer is a one-time opportunity and is not expected to be offered again in the future. Your eligible options are currently valid for 10 years from the date of initial grant, and your new options will be valid for five years from their grant date. We can provide no assurance as to the possible price of our common stock at any time in the future. As such, we do not anticipate offering employees another opportunity to exchange underwater options for replacement options.

Q.27.	What happens to options that I choose not to tender, or that are not accepted for exchange in this exchange offer?
This exchange offer will have no effect on eligible options that you choose not to tender, or on eligible options that are not accepted for exchange in this exchange offer.

Q.28.	If I tender eligible options in this exchange offer, am I giving up my rights to them?
Yes. When you tender your eligible options and we accept them for exchange, those eligible options will be cancelled on the expiration date of the exchange offer and you will no longer have any rights to them, even if you become ineligible to receive the new options in exchange for the cancelled eligible options.

Q.29.	How long do I have to decide whether to participate in this exchange offer?
This exchange offer expires at 12:00 midnight, U.S. Pacific (San Jose) Time, on Monday, March 27, 2006. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., U.S. Pacific (San Jose) Time, on the next business day after the last previously scheduled or announced expiration date. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q.30.	How do I tender my eligible options for exchange?
If you are an eligible employee on the date that you choose to tender your eligible options, you may tender your eligible options at any time before this exchange offer closes at 12:00 midnight, U.S. Pacific (San Jose) Time, on Monday, March 27, 2006.
To validly tender your eligible options, you must deliver a properly completed and signed Election Form and any other documents required by the Election Form to the attention of Jenette Jimenez, by hand, by interoffice mail, by facsimile ((408) 432-1237), by regular or overnight mail (Micro Linear Corporation, 2050 Concourse Drive, San Jose, California 95131, Attention: Jenette Jimenez), or by email (optionexchange@microlinear.com). Your eligible options will not be considered tendered until we receive a properly completed and signed Election Form. We must receive your properly completed and signed Election Form by midnight, U.S. Pacific (San Jose) Time, on Monday, March 27, 2006. If you miss this deadline, you will not be permitted to participate in this exchange offer.
You do not need to return your stock option agreements relating to any tendered eligible options, as they will be automatically cancelled if we accept your eligible options for exchange. We will only accept delivery of the signed Election Form by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.
We reserve the right to reject any or all tenders of eligible options that we determine are not in appropriate form or that we determine would be unlawful to accept. See Section 3 (“Procedures for Tendering Eligible Options”) for more information. Subject to our rights to extend, terminate and amend this exchange offer, we will accept all properly tendered options promptly after the scheduled expiration date, which is currently Monday, March 27, 2006.

Q.31.	When and how can I withdraw previously tendered eligible options?
You may withdraw your tendered eligible options at any time before the exchange offer expires at 12:00 midnight, U.S. Pacific (San Jose) Time, on Monday, March 27, 2006. If we extend the exchange offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the exchange offer. If we have not accepted your tendered eligible options by April 21, 2006, you will also have the right to withdraw your tendered eligible options after that date and until we accept your tendered eligible options.
To withdraw tendered eligible options, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered eligible options. If you miss this deadline but remain an employee of MLIN, any previously tendered eligible options will be cancelled and exchanged pursuant to this exchange offer. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Question 30 above. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.
Once you have withdrawn eligible options, you may re-tender eligible options only by again following the procedures described for validly tendering options in this exchange offer as discussed in Question 30 above. See Section 4 (“Withdrawal Rights”) for more information.

Q.32.	How will I know whether you have received my Election Form or my Notice of Withdrawal?
We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the expiration date of the exchange offer.

Q.33.	What will happen if I do not return my Election Form by the deadline, or if I elect not to tender my eligible options for exchange in this exchange offer?
If we do not receive your Election Form by the deadline, then all eligible options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your eligible options for exchange in this exchange offer, you do not need to do anything.

Q.34.	What if I have any questions regarding this exchange offer, or if I need additional copies of this exchange offer or any documents attached hereto or referred to herein?
You should direct questions about this exchange offer to Michael Schradle, our Vice President, Operations and Chief Financial Officer, at:
Michael Schradle
Vice President, Operations and Chief Financial Officer
Micro Linear Corporation
2050 Concourse Drive
San Jose, California 95131
(408) 433-5200
optionexchange@microlinear.com
You should direct requests for additional copies of this exchange offer and other exchange offer documents to Jenette Jimenez at:
Jenette Jimenez
Micro Linear Corporation
2050 Concourse Drive
San Jose, California 95131
(408) 433-5200
optionexchange@microlinear.com

RISK FACTORS
Participation in this exchange offer involves a number of potential risks and uncertainties, including those described below. You should carefully consider the risks and uncertainties described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your eligible options in the manner described in this exchange offer. In addition, we strongly urge you to read all of the materials relating to this exchange offer before deciding whether or not to tender your eligible options for exchange.
Business and Economic Risks
If the market price of our common stock increases after the date you tender your eligible options for exchange, the new options that you receive in exchange for them might be worth less than the eligible options.
     The per share exercise price of any new options granted to you in return for your tendered eligible options will be equal to an average of the closing prices of the Company’s common stock as reported by the Nasdaq National Market for the 18 consecutive trading days ending immediately prior to the grant date. Before the grant date of the new options, our common stock could increase in value, and the exercise price of the new options could be higher than the exercise price of eligible options cancelled as part of this exchange offer. In this case, you would be better off economically keeping your eligible options.
     Fluctuations in our operating results may lead to fluctuations, including increases, in our share price. Our operating results and our share price may fluctuate from period to period due to a variety of factors, including:
•	progress made in development of new products, including our ability to meet milestones on the development of our next generation PHS transceiver, the ML 1905, and the availability of ML 1905 product samples to our potential customers;

•	announcement of new products under development and/or new markets that we are planning to enter;

•	announcement of significant new strategic partnership agreements including but not limited to joint technology agreements, joint development agreements and joint marketing agreements;

•	announcements of significant new customers and/or significant new design wins for our current products;

•	the market’s acceptance and the level of products orders of products incorporating our transceivers;

•	the impact of seasonality on our business;

•	additions or departures of key personnel; and

•	general market conditions.
     In addition, the Nasdaq National Market in general, and the market for technology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.
If we are acquired by or merge with another company, your cancelled eligible options might be worth more than the new options that you receive in exchange for them.
     From time to time, we evaluate and have evaluated strategic acquisitions, mergers, joint ventures and similar transactions and expect to continue to do so in the future. In December 2005, we engaged Needham & Company, LLC, or Needham, as our exclusive financial advisor to assist us with an evaluation of strategic options to enhance shareholder value, including possible acquisitions of us by another party or parties or acquisitions by us of another party or parties. To date, we have participated in preliminary, exploratory discussions with at least five other parties introduced to us through Needham’s services. No agreement has been reached with respect to any of these potential transactions. Although we intend to engage in exploratory discussions with these and other companies, there can be no assurance that they will continue or otherwise lead to any definitive arrangement.
     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including increasing the price of our common stock. Depending on the amount of any such increase, holders of eligible options who elect to participate in the exchange offer might receive new options with an exercise price per share higher than the exercise price of eligible options cancelled as part of this exchange offer. In this case, the eligible options surrendered would be worth more than the new options, resulting in a greater financial benefit for those eligible option holders who did not elect to participate in this offer and instead retained their eligible options.
If, prior to the grant date of your new options, you cease being an employee of MLIN for any reason, including your death, you will have no rights to your eligible options and you will not receive any new options.
     Once your eligible options are cancelled, they are no longer exercisable and you lose all rights to them. If your eligible options are cancelled and your employment is terminated for any reason, including your death, you will not be entitled to any new options or other consideration in exchange for your cancelled eligible options, and you will not be able to reclaim your eligible options. However, if your employment ends prior to the expiration date of the exchange offer, your tendered eligible options will not be accepted by us and you, or your estate or beneficiaries in the event of your death, will retain them on their current terms and conditions. See Section 1 (“Number of Eligible Options; Eligible Employees; Expiration Date of the Exchange Offer”) for more information.
Your new options will be subject to a new vesting schedule and will not be vested at all upon grant.
     Regardless of the vested status of the eligible options that you tender, your new options will be subject to a new vesting schedule. They will not be vested at all upon grant, and the first vesting date will not occur until six months after the grant date. If your employment with us terminates, your new options may be forfeited unvested or may be vested for a lesser percentage than the eligible options that were cancelled.
Tax-Related Risks
Even if you elect not to participate in the exchange offer, your incentive stock options may be affected if you do not affirmatively decline the exchange offer.
     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the exchange offer. We also believe that the exchange offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the exchange offer. We currently anticipate that the exchange offer will not remain open for 30 days or more. However, the terms of the exchange offer allow us, at our discretion, to have the exchange offer remain open for 30 or more days and if you elect not to participate in the exchange offer in certain circumstances your existing options may be subject to unfavorable tax consequences unless you affirmatively decline the exchange offer.
     Should the exchange offer remain open for 30 days or more and you choose not to participate in the exchange offer but do not affirmatively decline the exchange offer, you may be deemed to have a “modified option” pursuant to certain provisions of the Internal Revenue Code. Such modified option will contain all the prior terms of the existing option, except that the date of the grant of the option will be deemed to be the first day of the exchange offer. The exercise of an incentive stock option generally will not result in taxable income to you (with the possible exception of alternative minimum tax liability) if you do not dispose of the shares received upon exercise of the option less than one year after the date of exercise and two years after the date of grant, and you are continuously an employee of MLIN from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). The modification described above will mean that this holding period will begin again. Therefore, should (1) you choose not to participate in the exchange offer but do not affirmatively reject the exchange offer, (2) the exchange offer is held open 30 days or more, and (3) you dispose of the stock underlying an incentive stock option prior to the satisfaction of the new holding periods (two years from the first day of the exchange offer and one year from exercise of the option), you may be taxed as if you received compensation in the year of the disposition. You must treat gain realized in the premature disposition as ordinary income to the extent of the lesser of (1) the fair market value of the stock on the date of exercise minus the option price; or (2) the amount realized on disposition of the stock minus the option price. Any gain in excess of these amounts will be treated as either short-term or long-term capital gain. In such a case, we generally are entitled to deduct, as compensation paid, the amount of ordinary income realized by you.
If you are a resident of the United States but subject to foreign tax laws, there may be tax and social insurance consequences for participating in this exchange offer.
     If you are residing in the United States, but are also subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

THIS OFFER
Section 1. Number of Eligible Options; Eligible Employees; Expiration Date of the Exchange Offer.
     Upon the terms and subject to the conditions of this exchange offer, we are making an offer to eligible employees to exchange some or all of their eligible options which are properly tendered in accordance with Section 3 (“Procedures for Tendering Eligible Options”) and not validly withdrawn pursuant to Section 4 (“Withdrawal Rights”) before the expiration date of the exchange offer and cancelled in this exchange offer for new options with an exercise price equal to an average of the closing prices of the Company’s common stock as reported by the Nasdaq National Market for the 18 consecutive trading days ending immediately prior to the grant date of the new options.
     The exchange ratio for all eligible options held by eligible employees, other than the Chief Executive Officer, the Chief Financial Officer and the Vice President, Engineering, is one-for-one, which means that each new option granted to these eligible employees will represent the right to acquire the same number of shares that were subject to the tendered eligible option. The exchange ratio applicable to eligible options held by our Chief Executive Officer is one-for-1.3, and the exchange ratio applicable to eligible options held by our Chief Financial Officer and our Vice President, Engineering is one-for-1.1. As a result, any new options received by our Chief Executive Officer, Chief Financial Officer and Vice President, Engineering will entitle them to purchase fewer shares of common stock than were subject to their eligible options tendered. Any new option grants issued to our Chief Executive Officer, Chief Financial Officer or Vice President, Engineering, will be rounded down to the nearest whole share on a grant-by-grant basis and, accordingly, new options will not be granted for fractional shares.
     The following table shows the number of eligible options outstanding, by applicable exchange ratio, as of February 27, 2006:

				Maximum
				Number of
	Number of			Shares
	Shares	Weighted	Weighted	Underlying
	Underlying	Average	Average	New Options
Applicable Exchange	Eligible	Exercise Price	Remaining	that May be
Ratio	Options (1)	Per Share	Life (Years)	Granted
1-for-1	1,252,782	$4.20	7.4	1,252,782
1-for-1.1	498,200	3.96	6.5	452,903
1-for-1.3	570,000	3.86	6.1	438,459

Total	2,320,982	$4.06	6.8	2,144,144

(1)	1,007,782 of the total options outstanding on February 27, 2006 were fully vested. However, under the terms of this exchange offer, all newly issued grants will be subject to a two year vesting schedule subject to continued employment through the applicable vesting date.
     Each person who:
o	holds eligible options;

o	is an employee of Micro Linear on the date this exchange offer is made;

o	continues to be an employee of Micro Linear, and has neither submitted or received a notice of termination, nor has otherwise terminated his or her employment, on the date this exchange offer expires; and

o	is a U.S. resident
is eligible to participate in the exchange offer.

     The members of the Board of Directors, consultants, former and retired employees and employees who, as of February 27, 2006, are actively employed by us but who are not U.S. residents are not eligible to participate in the exchange offer. Each of our Chief Executive Officer, Chief Financial Officer and Vice President, Engineering have informed us that they presently intend to participate in this exchange offer.
     You will not be eligible to tender eligible options or receive new options if your employment with MLIN is terminated for any reason prior to the grant date of the new options, including retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an eligible employee on such date will be eligible to tender eligible options prior to the expiration date of the exchange offer. If you tender your eligible options and they are accepted and cancelled in this exchange offer and you are on an authorized leave of absence on the grant date, you will be entitled to a grant of new options on that date as long as you are otherwise eligible to receive new options on such date. Leave is considered “authorized” if it was approved in accordance with policies or practices of MLIN.
     This exchange offer is scheduled to expire at 12:00 midnight, U.S. Pacific (San Jose) Time, on Monday, March 27, 2006, referred to as the expiration date of the exchange offer, unless and until we, in our sole discretion, have extended the expiration date of the exchange offer. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend this exchange offer.
Section 2. Purpose of this Exchange Offer.
     We are making this exchange offer for incentive and compensatory purposes. Stock options have been, and continue to be, a key part of our employee incentive compensation and retention programs. Stock options are designed to motivate and reward employees’ efforts toward the Company’s growth and success. By granting stock options to employees, we intend to align their interests with our shareholders’ interests, provide incentives for them to grow long-term shareholder value and encourage their long-term employment.
     On December 21, 2005, the Company accelerated the vesting of outstanding stock options held by all employees with the exception of options held by the Company’s executive officers. For further information regarding the acceleration of stock option vesting, please refer to our Current Report on Form 8-K filed on December 23, 2005. All of our employees hold stock options with exercise prices that exceed the current market price of our common stock. Consequently, we believe that these options no longer provide the long-term incentive and retention objectives that they were intended to provide. The exchange offer is intended to address this situation by providing employees with an opportunity to exchange eligible options for new options.
     We believe the exchange offer will provide us with an opportunity to motivate our workforce to achieve future growth. By realigning the exercise prices of previously granted stock options with the current value of our common stock, we believe that the options outstanding under the Option Plans will again become important tools to help motivate and retain our existing employees and continue to align their interests with those of our shareholders. While we hope that this exchange offer will ameliorate the current disparity between the market price of our common stock and the exercise price of eligible options, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that the new options will have a lower exercise price than the eligible options you elect to tender.
     We do not make any recommendation as to whether you should tender your eligible options, nor have we authorized any person to make any such recommendation. We recommend you evaluate carefully all of the information in this exchange offer and to consult your own financial and tax advisors. You must make your own decision whether to tender your eligible options for exchange.

Section 3. Procedures For Tendering Eligible Options.
     If you are an eligible employee on the date that you choose to tender eligible options, you may tender your eligible options at any time before the expiration date of the exchange offer. If we extend this exchange offer beyond that time, you may tender your eligible options at any time until the extended expiration date of the exchange offer, if you are an eligible employee on the date you tender.
     If you want to tender any of your eligible options, you must tender all eligible options relating to the applicable eligible option grant. This means that you may not tender only a portion of an outstanding eligible option grant. However, if you have more than one outstanding eligible option grant, you may tender all of the eligible options under one or more grants and choose not to tender the eligible options subject to a different grant.
     Proper Tender of Eligible Options. To validly tender your eligible options pursuant to this exchange offer you must remain an eligible employee and must not have received nor have given a notice of termination or otherwise terminated your employment prior to the expiration date of the exchange offer. You must, in accordance with the terms of the enclosed Election Form, deliver a properly completed and signed Election Form and any other documents required by the Election Form to the attention of Jenette Jimenez, by hand, by interoffice mail, by facsimile ((408) 432-1237), by regular or overnight mail (Micro Linear Corporation, 2050 Concourse Drive, San Jose, California 95131, Attention: Jenette Jimenez), or by email (optionexchange@microlinear.com). Except as described in the following sentence, the Election Form must be signed by the eligible employee who tendered the eligible options exactly as the eligible employee’s name appears on the stock option agreement relating to the eligible option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered eligible options, as they will be automatically cancelled if we accept your eligible options for exchange.
     Your eligible options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form by 12:00 midnight, U.S. Pacific (San Jose) Time, on Monday, March 27, 2006. If you miss this deadline, you will not be permitted to participate in this exchange offer. We will only accept delivery of the signed Election Form by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.
     Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, the number of shares subject to eligible options and all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of eligible options. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of this exchange offer or any defect or irregularity in any tender with respect to any particular eligible options or any particular eligible employee. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible employee or waived by us. Neither MLIN nor any other person is obligated to give notice of any defects or irregularities in tenders. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date of the exchange offer that we may grant in our sole discretion.
     Our Acceptance Constitutes an Agreement. Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this exchange offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered eligible options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”). Our acceptance for exchange of eligible options tendered by you pursuant to this exchange offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this exchange offer.

     Subject to our rights to terminate and amend this exchange offer in accordance with Section 6 (“Conditions of this Exchange Offer”), we will accept and cancel, as of the expiration date of the exchange offer, all properly tendered eligible options that have not been validly withdrawn. You will be required to enter into a stock option agreement governing the terms of your new stock options.
Section 4. Withdrawal Rights.
     If you elect to accept this exchange offer as to some or all of your eligible options and later change your mind, you may withdraw your tendered options, and reject this offer, by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an eligible option, you may also not withdraw your election with respect to only part of an eligible option. Accordingly, if you elect to withdraw previously tendered options represented by a particular grant, you must reject this exchange offer with respect to all of the eligible options represented by that particular option grant but need not reject other eligible options represented by different option grants.
     You may withdraw your tendered options at any time before 12:00 midnight, U.S. Pacific (San Jose) Time, on Monday, March 27, 2006. If we extend this exchange offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this exchange offer. In addition, if we have not accepted your tendered options by April 21, 2006, you will also have the right to withdraw your tendered options after that date and until your tendered options have been accepted. We currently intend to accept properly tendered options promptly after the scheduled expiration date of the exchange offer, which is currently Monday, March 27, 2006.
     To validly withdraw tendered options, you must deliver to us (using one of the same delivery forms set forth in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered options. Your tendered Eligible Options will not be considered withdrawn until we receive your Notice of Withdrawal. If you miss the deadline but remain an employee of MLIN, any previously tendered eligible options will be cancelled and exchanged pursuant to this Offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.
     The Notice of Withdrawal must specify the eligible options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the eligible employee who tendered the eligible options to be withdrawn exactly as such eligible employee’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on February 27, 2006. We will deliver a copy of the Notice of Withdrawal to all option holders that validly elect to participate in this exchange offer.
     You may not rescind any withdrawal, and any eligible options you withdraw will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender those eligible options before the expiration date of the exchange offer by following the procedures described in Section 3 of this exchange offer.
     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices to withdrawal. Our determinations of these matters will be final and binding.
Section 5. Acceptance of Eligible Options For Exchange; Issuance of New Options.
     Upon the terms and subject to the conditions of this exchange offer, we will accept for exchange all eligible options properly tendered and not validly withdrawn promptly after the scheduled expiration date of the exchange offer, which is currently Monday, March 27, 2006. Once we have accepted eligible options tendered by you, the eligible options you tendered will be canceled and you will no longer have any rights under the tendered eligible options. We will issue stock option agreements for the new options promptly after we accept tendered eligible options, assuming you are still employed by us on the grant date. If this exchange offer is extended, then the issuance date of the new options will also be extended.
     Promptly after we cancel eligible options tendered for exchange, we will send each tendering eligible option holder a “rights letter” indicating the number of option shares that we have accepted for exchange, the date of acceptance, as well as the number of shares subject to the new stock option that will be issued to each tendering option holder. We filed a form of this letter with the Securities and Exchange Commission on February 27, 2006 as an exhibit to the Tender Offer Statement on Schedule TO.
     If you have tendered eligible options under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible options for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.
     If, for any reason, you are not an employee of MLIN on the grant date of the new options, you will not receive any new options or any other consideration in exchange for your tendered eligible options that we have accepted for exchange and you will not have any right to reclaim the eligible options you tendered, even if the eligible options you tendered were fully or partially vested.
     Participation in this exchange offer does not confer upon you the right to remain an employee of MLIN. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of MLIN until the grant date of the new options.
Section 6. Conditions of this Exchange Offer.
     Notwithstanding any other provision of this exchange offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend this exchange offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the exchange offer, any of the following events has occurred:
(a)	any threatened or instituted action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange offer, the cancellation of some or all of the eligible options tendered for exchange, the issuance of new options, or otherwise relates in any manner to the exchange offer or that, in our reasonable judgment, could (i) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company, or (ii) materially impair the contemplated future conduct of our business;

(b)	any action is threatened, instituted or taken, or any approval, exemption or consent is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the exchange offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:
(i)	make it illegal for us to accept some or all of the tendered eligible options for exchange, or to issue some or all of the new options, or otherwise restrict or prohibit consummation of this exchange offer or otherwise relate in any manner to this exchange offer;

(ii)	require that we obtain shareholder approval of this exchange offer or the issuance of the new options; or

(iii)	delay or restrict our ability, or render us unable, to accept the tendered eligible options for exchange or to grant new options for some or all of the tendered eligible options.
(c)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(d)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(e)	the commencement of a war or other national or international calamity directly or indirectly involving the United States (other than the current situations in Iraq and Afghanistan), which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer; or

(f)	a tender or exchange offer (other than this exchange offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, is proposed, announced or is publicly disclosed.
     The conditions to this exchange offer are for our benefit. We may assert them in our sole discretion prior to the expiration date of the exchange offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive them, in whole or in part, at any time and from time to time prior to the expiration date of the exchange offer, in our sole discretion, whether or not we waive any other condition to this exchange offer. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.
Section 7. Price Range of Common Stock.
     Our outstanding eligible options give eligible employees the right to acquire shares of our common stock. None of the eligible options are traded on any trading market. Our common stock trades on the Nasdaq National Market under the symbol “MLIN.” The following table shows the highest and lowest sale prices of our common stock as reported in the Nasdaq National Market for the quarterly periods during the fiscal years ended January 1, 2006 and January 2, 2005.

	High	Low
Fiscal 2005
Fourth Quarter	$4.00	$1.50
Third Quarter	6.04	3.72
Second Quarter	6.24	4.20
First Quarter	5.43	4.33
Fiscal 2004
Fourth Quarter	$5.65	$4.09
Third Quarter	6.38	5.03
Second Quarter	6.90	4.65
First Quarter	7.95	5.50
     At the close of business on February 24, 2006, there were 12,990,403 shares of MLIN common stock outstanding. On February 24, 2006, the closing price for our common stock as reported in the Nasdaq National Market was $1.53 per share. We recommend that you obtain current market quotations for our common stock. among other factors, before deciding whether or not to tender your eligible options.
Section 8. Source and Amount of Consideration; Terms of New Options.
     Consideration. Subject to the terms of this exchange offer, we will issue new options to purchase our common stock under the 1991 Stock Option Plan if the new option is to be issued in exchange for an eligible option granted under the 1991 Stock Option Plan and under the 1998 Nonstatutory Stock Option Plan if the new option is to be issued in exchange for an eligible option granted under the 1998 Nonstatutory Stock Option Plan to eligible employees on the grant date of the new options, in exchange for eligible options properly tendered, accepted by us and cancelled.
     If we receive and accept tenders of all of the 2,320,982 currently outstanding eligible options, of which 1,007,782 shares are fully vested, we would issue new options exercisable into an aggregate of approximately 2,144,144 shares of our common stock, resulting in a net decrease in options outstanding of approximately 176,838 shares.
     Terms of new options. The new options will have substantially the same terms and conditions as the eligible options cancelled in this exchange offer, except as follows:
o	all new options will have a term of five years;

o	the exercise price per share for each new option will be equal to an average of the closing prices of the Company’s common stock as reported by the Nasdaq National Market for the 18 consecutive trading days ending immediately prior to the grant date of the new options;

o	the new options will be entirely unvested at the date of grant and will generally vest over a two-year period, subject to continued employment through the applicable vesting date; and

o	for certain of our executive officers who elect to participate in the exchange offer, the number of shares of common stock underlying their new options will be less than the number of shares of common stock underlying their eligible options.
The grant of new options pursuant to this exchange offer will not create any contractual or other right of the eligible employees to receive any future grants of stock options or benefits in lieu of stock options or any right of continued employment.
     The terms and conditions of your eligible options are set forth in the option plans under which they are currently outstanding. The description of the new options set forth herein is only a summary of some of the material provisions of the 1991 Stock Option Plan and the 1998 Nonstatutory Stock Option Plan under which the new options will be issued and is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the option plans, the forms of new option agreements for both eligible employees and eligible employees who are executive officers under the 1991 Stock Option Plan and the form of new option agreements for eligible employees under the 1998 Nonstatutory Stock Option Plan, all of which are filed as exhibits to the Tender Offer Statement on Schedule TO, of which this exchange offer is a part. See Section 16 (“Additional Information”) for a discussion of how to obtain copies of the option plans and the forms of new option agreements.
     The terms of the 1991 Stock Option Plan and the 1998 Nonstatutory Stock Option Plan are substantially similar and, unless otherwise noted, the description applies to each of these plans.
     Eligible Participants Under the Option Plans. Our employees, consultants and advisors are eligible to receive awards under the 1991 Plan. Our employees, directors, consultants and advisors are eligible to receive awards under the 1998 Plan.
     Awards. The 1991 Plan permits the granting of stock options that are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), non-qualified stock options (stock options that do not qualify as incentive stock options) and stock purchase rights. The 1998 Plan permits the granting of non-qualified stock options only. New options granted in exchange for the surrender of outstanding incentive stock options will be incentive stock options and new options granted in exchange for the surrender of outstanding non-qualified stock options will be non-qualified stock options.

     Administration. The plan is administered by our Board of Directors or, upon its delegation, by one or more committees of the Board. Subject to the plan’s terms, the administrator has full authority in its discretion to take any action with respect to the plan, including the authority to fashion the terms of grants as it deems appropriate and to select the participants to whom awards will be granted.
     Term and Termination. The term of each option is fixed by the administrator, but may not exceed 10 years. The new options to be granted pursuant to this exchange offer will terminate five years after the date of grant. Typically, options will remain exercisable upon the termination of employment, whether for retirement or otherwise, for a period of 30 days after the termination date, to the extent they were vested on the date of termination. In the case of termination due to death or disability, the number of shares that were vested on the date of such separation will remain exercisable for 12 months after such date. No part of an option can be exercised after its termination date.
     Exercise Price. The exercise price of each option is determined by the administrator. The per share exercise price of the new options to be granted pursuant to this exchange offer will be equal to an average of the closing prices of the Company’s common stock as reported by the Nasdaq National Market for the 18 consecutive trading days ending immediately prior to the grant date. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your eligible options.
     Vesting and Exercise. The administrator determines at what time or times each option may be exercised. The new options being granted pursuant to this exchange offer will vest over two years, with 25% of each new option becoming exercisable after the first six months of continued service following the grant date and 4.167% of each new option generally becoming exercisable after each month of continued service following such initial six-month period, regardless of the vesting schedule that was applicable to the eligible options tendered for exchange and regardless of whether or not the eligible options were fully or partially vested. Vesting will be contingent upon continuous employment with MLIN. However, if you are involuntarily terminated other than for cause prior to a change in control of the Company and within six months of the grant date, 25% of each new option will be deemed vested and exercisable as of your termination date.
     Method of Exercising New Options. An eligible employee may exercise the new options as soon as they vest in accordance with the terms of the plan and the eligible employee’s new option agreement by providing us with (i) a written notice identifying the new option and stating the number of whole shares of common stock that the eligible employee desires to purchase and the aggregate purchase price to be paid for such shares; (ii) such other documents as we may reasonably request; and (iii) payment in full in cash or in such other payment form as is acceptable to us and in accordance with the plan and the applicable new option agreement.
     Prohibition Against Transfer, Pledge and Attachment. Except as may be permitted by the administrator and as is set forth in the new option agreement, the new options are personal to the eligible employee and may not be transferred, sold, assigned, pledged, encumbered or hypothecated in any way, and during the eligible employee’s lifetime shall be exercisable only by the eligible employee. An eligible employee may transfer a new option, and the rights and privileges conferred by it, upon the eligible employee’s death, either by will or under the laws of intestate succession. All transferees shall be subject to all of the terms and conditions of the new options to the same extent as the eligible employee.
     Adjustments Upon Certain Events. If the outstanding shares of our common stock are changed by reason of any stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, combination, exchange of shares, liquidation, reclassification of shares or other similar change in capitalization or event affecting the common stock, the administrator will have the authority to appropriately adjust the relevant terms and conditions of outstanding awards.
     In the event of a change in control of the Company, the new options granted under the 1991 Plan either will be assumed or substituted by the successor corporation or the administrator will provide for you to be fully vested in and have the right to exercise all of your new options for a period of 15 days prior to the consummation of such change in control, after which period any unexercised new options will terminate.

     In the event of a change in control of the Company, the new options granted under the 1998 Plan will automatically terminate unless they are assumed or substituted by the successor corporation. Prior to the consummation of the change in control, the administrator will notify the optionee of his or her right to exercise the new options to the extent they would otherwise be vested and exercisable as of the consummation of the change in control.
     In either case, if as a result of the change in control the new options are assumed and you are involuntarily terminated other than for cause within 12 months following the change in control, the options will be fully vested and you will have the right to exercise all of your new options as of the date of your termination.
     Amendment of the Plan. Our Board of Directors may amend the plan and any award granted under it at any time; provided, however, that (i) MLIN shareholders must approve such amendment when required by applicable law, rule or regulation; and (ii) amendment or termination of an award shall not, without the consent of a recipient of an award, materially adversely affect the rights of the recipient with respect to an outstanding award.
     Rights as Shareholders and Employees. Eligible employees have no rights with respect to any of our common stock subject to outstanding options until such shares are issued in accordance with the provisions of the plan and the applicable new option agreement. Nothing in the plan confers upon any eligible employee any right to continued employment.
     Tax Consequences. Eligible employees should refer to Section 13 (“Material Tax Consequences”) for a discussion of some of the tax consequences of accepting or rejecting this exchange offer to tender eligible options for cancellation and of the grant of the new options under this exchange offer. You should consult with your own tax advisor to determine the specific tax consequences of this exchange offer to you.
     Registration of Underlying Shares. All of the shares of common stock issuable under the plan have been registered under the Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options have been registered under the Securities Act. Unless you are considered an “affiliate” of MLIN, you generally will be able to sell your shares underlying your new options free of any transfer restrictions under applicable U.S. securities laws.
Section 9. Information Concerning MLIN; Financial Information.
     Information Concerning MLIN. Micro Linear Corporation is a fabless semiconductor company specializing in wireless integrated circuit solutions, which enable a variety of wireless products serving a global market. These transceivers can be used in many streaming wireless applications such as cordless phones, PHS handsets, wireless speakers and headphones, security cameras, game controllers, cordless headsets and other personal electronic appliances. Headquartered in San Jose, California, Micro Linear’s products are available through its authorized representatives and distributors worldwide.
     From time to time, we evaluate and have evaluated strategic acquisitions, mergers, joint ventures and similar transactions and expect to continue to do so in the future. In December 2005, we engaged Needham & Company, LLC, or Needham, as our exclusive financial advisor to assist us with an evaluation of strategic options to enhance shareholder value, including possible acquisitions of us by another party or parties or acquisitions by us of another party or parties. To date, we have participated in preliminary, exploratory discussions with at least five other parties introduced to us through Needham’s services. No agreement has been reached with respect to any of these potential transactions. Although we intend to engage in exploratory discussions with these and other companies, there can be no assurance that they will continue or otherwise lead to any definitive arrangement.
     Subject to the foregoing, and except as otherwise disclosed in this exchange offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:
(a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiary;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiary;

(c)	any material change in our present dividend rate or policy, indebtedness or capitalization;

(d)	any change in our present Board of Directors or management or management contracts, other than changes in the number or term of directors or to fill any existing board vacancies, or as may otherwise occur in the ordinary course of business;

(e)	any other material change in our corporate structure or business;

(f)	the delisting of our common stock from the Nasdaq National Market;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (which we refer to herein as the “Exchange Act”);

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i)	the acquisition by any person of our securities or the disposition of any of our securities, other than our employees, directors, executive officers and consultants who may: (i) acquire or dispose of rights to our securities pursuant to existing or future restricted stock or stock option exercises or grants; (ii) make purchases of our securities through our employee stock purchase plan; or (iii) make purchases or sales pursuant to existing or future trading plans that have been structured to comply with Rule 10b5-1 under the Exchange Act; or

(j)	any change in our Restated Certificate of Incorporation or Bylaws, or any actions that may impede the acquisition of control of us by any person.
     Financial Information
     We have presented below selected consolidated financial data for Micro Linear Corporation. In addition, we encourage you to review the financial information included in our Current Report on Form 8-K filed on January 26, 2006 containing our press release announcing financial results for the fourth fiscal quarter and fiscal year ended January 1, 2006, in our Annual Report on Form 10-K for the fiscal year ended January 2, 2005, and in our Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2005, all of which are incorporated herein by reference. Please see Section 16 (“Additional Information”) of this exchange offer for instructions on how you can obtain copies of our SEC filings.
Selected Consolidated Financial Data

	Year Ended		Nine Months Ended
	January 2,	December 28,	October 2,	September 26,
	2004	2003	2005	2004
	(in thousands except per share data)
			(unaudited)
Statement of Operations Data:
Net revenue	$20,637	$20,696	$13,884	$16,223
Gross margin	$11,534	$9,440	$7,922	$8,981
Loss from operations	$(4,183)	$(10,410)	$(4,416)	$(2,962)
Net loss	$(4,065)	$(10,407)	$(4,134)	$(2,929)
Net loss per share
Basic and Diluted	$(0.33)	$(0.85)	$(0.33)	$(0.24)
Weighted average shares used in per share computations
Basic and Diluted	12,400	12,231	12,652	12,383

	January 2,	December 28,	October 2,
	2004	2003	2005
	(in thousands)
			(unaudited)
Balance Sheet Data:
Working capital	$16,335	$14,226	$14,093
Total assets	$20,925	$27,438	$20,041
Stockholder’s equity	$16,822	$20,112	$14,586
     Book Value Per Share and Ratio of Earnings to Fixed Charges
     We had a book value per outstanding share of $1.12 as of the close of business on October 2, 2005. Since we have no earnings, the ratio of earnings to fixed charges was not applicable for the years ended January 2, 2005 and January 1, 2006 or the nine months ended September 26, 2004 and October 2, 2005.

Section 10.	Interests of Directors and Officers; Transactions and Arrangements Concerning any Securities of MLIN.
     As of the close of business on February 24, 2006, our executive officers and directors (nine persons) as a group held options unexercised and outstanding under the Option Plans to purchase a total of 1,748,450 of our shares of common stock, which represented approximately 58.96% of the shares of common stock subject to all options outstanding under the Stock Plans as of that date.

     The following tables below sets forth the beneficial ownership of each of our executive officers and directors of options outstanding as of the close of business on February 24, 2006 issued under the Option Plans. The percentages in the tables below are based on the total number of outstanding options to purchase shares of our common stock under the Option Plans, which was 2,965,669 as of the close of business on February 24, 2006. The address of each executive officer and director is: c/o Micro Linear Corporation, 2050 Concourse Drive, San Jose, California 95131.

		Number of	Percentage of
		Shares	Total
		Underlying	Outstanding
		Stock	Stock
Name	Position	Options	Options
Tim Richardson (1)	President and Chief Executive Officer and Director	570,000	19.22%
Brent Dix (2)	Vice President, Engineering	253,200	8.54
Steve Moore (2)	Vice President, Worldwide Sales and Applications	100,000	3.38
Peter Manno (2) (3)	Vice President, Business Development	145,000	4.89
Mike Schradle (2) (4)	Vice President, Operations and Chief Financial Officer	245,000	8.26
Laura Perrone	Director	75,000	2.53
Joseph Rizzi	Director	149,000	5.02
Thampy Thomas	Director	111,250	3.75
John Zucker	Director	100,000	3.37
TOTAL		1,748,450	58.96%

(1)	In May 2002, Mr. Richardson was elected as President and Chief Executive Officer of the Company. Mr. Richardson received an option to purchase 500,000 shares of our common stock at an exercise price equal to the fair market value of the common stock on the grant date. The option has a one-year cliff after which 25% of the shares subject to the option become exercisable, and thereafter the remaining shares become exercisable in equal monthly installments over the next three years. In the event of a change of control of the Company, 100% of the shares subject to the option shall become immediately exercisable. Pursuant to the exchange offer, a new option issued in exchange for this eligible option held by Mr. Richardson will not contain this particular accelerated vesting provision but will instead be entitled to the accelerated vesting provisions applicable to all new options.

(2)	In the event of a “change of control,” 50% of the unvested shares subject to options immediately vest and become exercisable. For this purpose, “change of control” is defined as an acquisition of the Company or the sale of all or substantially all of the Company’s assets. Pursuant to the exchange offer, new options issued in exchange for these eligible options will not contain this particular accelerated vesting provision but will instead be entitled to the accelerated vesting provisions applicable to all new options.

(3)	Mr. Manno has an agreement with us providing for acceleration of the vesting of 50% of all unvested stock options in the event his employment is terminated by us without “cause” (as defined in the agreement). Pursuant to the exchange offer, a new option issued in exchange for the eligible options held by Mr. Manno will not contain this particular accelerated vesting provision but will instead be entitled to the accelerated vesting provisions applicable to all new options.

(4)	In addition to the 50% acceleration of his stock options in the event of a change of control, if within twelve months of a change of control Mr. Schradle is terminated as an employee without “cause,” or is “constructively terminated,” as those terms are defined in his stock option agreement covering his eligible option, all remaining unvested shares subject to his options vest and become exercisable. Pursuant to the exchange offer, a new option issued in exchange for this eligible option held by Mr. Schradle will not contain this particular accelerated vesting provision but will instead be entitled to the accelerated vesting provisions applicable to all new options.
     Neither we, nor, to the best of our knowledge, any of our executive officers or directors, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock or purchases under the Option Plans, or in transactions involving our common stock during the past 60 days before and including February 27, 2006.

Section 11.	Status of Eligible Options Acquired by Us in this Exchange Offer; Accounting Consequences of this Exchange Offer.
     Eligible options that we accept for exchange and acquire pursuant to this exchange offer will be cancelled as of the expiration date of the exchange offer and the shares of common stock subject to them will be returned to the pool of common stock available for future option grants under the 1991 Stock Option Plan or 1998 Nonstatutory Stock Option Plan, as applicable. To the extent such shares are not reserved in connection with this exchange offer, they will be available for future grants under the 1991 Stock Option Plan or 1998 Nonstatutory Stock Option Plan, as applicable, without further shareholder action, except as may be required by applicable law or the rules of the Nasdaq Stock Market or any other stock exchange or automated quotation system on which our common stock is then quoted or listed.
     Upon the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), stock compensation will be calculated based upon the fair value of the awards in accordance with the new standard and the variable accounting treatment will cease. The Company adopted SFAS 123(R) on January 1, 2006. In accordance with SFAS 123R, cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award shall be accounted for as a modification of the terms of the cancelled award. Therefore, the incremental compensation cost will be measured as the excess of the fair value of the replacement award over the fair value of the cancelled award at the cancellation date. The amount of these charges will depend on the Company’s common stock price as reported by the Nasdaq National Market and the number of new options to be issued in exchange for the cancelled options, neither of which can be predicted with certainty.
     The Company used the Black-Scholes valuation model to estimate the value of new options to be granted and the value of existing options to be surrendered under this exchange offer. The Black-Scholes valuation model is intended for use in estimating the fair value of publicly traded options that have no vesting restrictions and are fully transferable, which differs significantly from the terms of both the new options to be granted and the currently existing options to be surrendered under this exchange offer. In addition, option valuation models, such as Black-Scholes, require the input of subjective assumptions, including the expected stock price volatility and the expected life of the options before exercise, which greatly affect the calculated grant date fair value. Based on preliminary estimates, the impact of this exchange offer is not expected to be material.
Section 12. Legal Matters; Regulatory Approvals.
     We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to this exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options as contemplated by this exchange offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this exchange offer to accept tendered eligible options for exchange and to issue new options for tendered eligible options would be subject to obtaining any such governmental approval.
Section 13. Material Tax Consequences.
     The following is a discussion of the material U.S. federal income tax consequences of the exchange of eligible options and the grant of new options pursuant to the exchange offer. This discussion is based on the Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this exchange offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible employees. If you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term, the information contained in this discussion may not be applicable to you.

     WE ADVISE ALL ELIGIBLE EMPLOYEES WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.
     We believe that if you exchange your eligible options for new options, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the new options are granted. Please review the discussion above under “Risk Factors — Tax-Related Risks” for information concerning the possibility that, even if you elect not to participate in the exchange, your incentive stock options may be affected.
     If you tender an eligible option grant that was a non-qualified stock option and your eligible option is accepted and cancelled, the new option issued to you will be a non-qualified stock option. If you tender an eligible option grant that was an incentive stock option and your eligible option is accepted and cancelled, the new option issued to you will be an incentive stock option unless federal tax rules limit this characterization. In general, federal tax rules provide that if the fair market of an incentive stock option that is exercisable in a year exceeds $100,000, the excess will be treated as non-qualified stock option.
     Non-qualified Stock Options. Generally, an eligible employee will not recognize ordinary compensation income upon the grant of a non-qualified stock option. However, an eligible employee generally will recognize ordinary compensation income upon the exercise of a non-qualified stock option in an amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price. Your holding period for the shares acquired through exercise of the option will begin on the date of exercise.
     An eligible employee will have a tax basis for any shares subject to a non-qualified option equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling shares acquired upon exercise of a non-qualified option, an eligible employee generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the shares acquired through exercise of the non-qualified option and the eligible employee’s tax basis in such shares. This capital gain or loss will be long-term capital gain or loss if the eligible employee has held the shares acquired through exercise of the non-qualified option for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the eligible employee has held such shares for a shorter period.
     Incentive Stock Options. Generally, an eligible employee will not recognize ordinary compensation income upon the grant of an incentive stock option or upon the exercise of an incentive stock option. (For alternative minimum tax, or AMT, purposes, the amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price is considered income subject to the AMT.) Instead, the tax is generally deferred until the holder sells the stock, at which time the holder is taxed on the entire gain. As long the sale is at least two years after the incentive stock option was granted and at least one year after the incentive stock option was exercised, the gain will be taxed at the long-term capital gains rate. Otherwise, the sale is considered a “disqualifying disposition,” and the holder will be taxed as if the option was a non-qualified stock option.
     Tax Consequences to the Company. The grant of a stock option by us will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business-expense deduction upon the exercise of a non-qualified stock option in an amount equal to the amount of ordinary income attributable to an eligible employee upon exercise.
     Withholding Taxes. We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-qualified stock option by an eligible employee who has been employed by us. We will require any such eligible employee to make arrangements to satisfy this withholding obligation prior to the delivery of transfer of any certificate for our common stock.

Section 14. Extension of Exchange Offer; Termination; Amendment.
     We may, from time to time, extend the period of time during which the exchange offer is open and delay accepting any eligible options tendered to us by disseminating notice of the extension to eligible employees by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act, as amended. If the exchange offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m. U.S. Pacific (San Jose) Time on the next business day following the previously scheduled expiration date of the exchange offer. For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Pacific (San Jose) Time.
     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the exchange offer, to terminate or amend the exchange offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of this Exchange Offer”), by disseminating notice of the termination to the eligible employees by public announcement, oral or written notice or otherwise as permitted by applicable law.
     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the exchange offer or applicable law will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change and filed with the SEC as an amendment to the Schedule TO.
     If we materially change the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which a tender or exchange offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, and will depend on the facts and circumstances, including the relative materiality of such terms or information.
     In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification:
(a)	we increase or decrease the amount of consideration offered for the eligible options; or

(b)	we decrease the number of eligible options that may be tendered in the exchange offer.
Section 15. Fees and Expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this exchange offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this exchange offer.

Section 16. Additional Information.
     With respect to this exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this exchange offer is a part. This exchange offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, before making a decision on whether or not to tender your eligible options:
     (a) our Annual Report on Form 10-K for the fiscal year ended January 2, 2005;
     (b) our Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2005;
     (c) our definitive Proxy Statement for our 2005 annual meeting of stockholders, filed with the SEC on June 23, 2005;
     (d) our Current Reports on Form 8-K, filed with the SEC on June 2, 2005, December 14, 2005, December 23, 2005 and January 26, 2006; and
     (e) the description of our common stock contained in our Registration Statement on Form 8-A, including any subsequent amendment or report filed for the purpose of updating such information.
These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.
     You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov. Our common stock is listed for trading on the Nasdaq National Market under the symbol “MLIN.” You can also inspect reports and other information that we file at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.
     We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 5:00 p.m. (Pacific Time) to:
Micro Linear Corporation
2050 Concourse Drive
San Jose, California 95131
Attention: Jenette Jimenez
Telephone: (408) 433-5200
Email: optionexchange@microlinear.com
     The information about us contained in this exchange offer should be read together with the information contained in the documents to which we have referred you.
Section 17. Miscellaneous.
     We are not aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this exchange offer will not be made to, nor will tenders be accepted from or on behalf of, eligible employees residing in such jurisdiction.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.
Micro Linear Corporation
February 27, 2006